EXHIBIT 99.01


AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
Tim Mayette                        Shelley Young   Cecelia Heer    Alan Goldsand
Chief Financial Officer            (General info)  (Analyst info)  (Media info)
(516) 625-3000                     212-661-8030    212-661-8030    212-661-8030

FOR IMMEDIATE RELEASE
August 19, 1998


           PMCC Financial Corp. Announces Program to Repurchase Shares

     Roslyn Heights,  NEW YORK (August 19, 1998) - PMCC Financial  Corp.  (AMEX:
PFC), a retail mortgage banking company, today announced that its Board of Directors has approved a stock repurchase program, authorizing the repurchase of up to 100,000 shares of its common stock, equaling 2.7% of the Company's issued and outstanding shares as of August 18, 1998. The repurchased shares will be available for use under employee stock option plans and other general corporate purposes.

     The program may be extended or discontinued at any time, and there is no assurance that the Company will purchase the full amount authorized. The program allows for purchases to be made from time to time, through open market purchases and privately negotiated transactions. Timing, price and the manner of purchases will be at the discretion of management.

     "This stock repurchase program underscores our belief in the strength of our mortgage banking and residential rehabilitation operations and reflects our view that the Company's common stock is currently undervalued," stated Ron Friedman, President and Chief Executive Officer of PMCC Financial Corp. Mr. Friedman added, "With growth we are seeing in the origination business, we are expecting to close $1 billion in mortgage originations in 1999."

     Earlier this month, the Company announced record financial results for the second quarter and six months ended June 30, 1998, with growth of 90% six month revenues, and 113% growth in six month pro forma net income. In addition, the Company announced a $45 million increase in warehouse lines of credit to $140 million, as well as the relocation to new Corporate headquarters.

     PMCC Financial Corp. is a specialty consumer financial services company providing a broad array of residential mortgage products to consumers ranging from prime credit borrowers seeking "conventional" or FHA/FA loans, to persons who cannot so qualify, i.e., so-called "B", "C" and "D" or "sub-prime" credit borrowers, seeking "non-conventional" loans. Since 1996, the Company has expanded and diversified its mortgage banking activities by establishing a program to provide short-term financing for one to four family residential rehabilitation properties, opening a fully-staffed wholesale division and significantly increasing its "B", "C" and "D" mortgage originations.



    For more information on PMCC Financial Corporation via fax at no charge, please call 1-800-PRO-INFO and enter ticker symbol "PFC".

     Certain statements contained herein are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. Actual results could differ materially from those based on such statements due to a variety of factors, including but not limited to, changes in the national or industry economic conditions; competitive products and pricing; changes in the market for such products or timing; and other factors generally understood to affect the real estate mortgage markets.

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